UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934.

Date of Report (Date of Earliest Event Reported):

June 11, 2020

MONRO, INC.

(Exact name of registrant as specified in its charter)

New York	0-19357	16-0838627
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Holleder Parkway, Rochester, New York	14615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (585) 647-6400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	MNRO	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 11, 2020, Monro, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its Amended and Restated Credit Agreement with eight banks (the “Credit Agreement”). The Amendment amends the terms of certain of the financial and restrictive covenants in the Credit Agreement to provide the Company with additional flexibility to operate its business through the first quarter of fiscal 2022.

Specifically, from June 11, 2020 to June 26, 2021, the Amendment (1) eliminates the covenant for the Company to maintain an interest coverage ratio above 1.55x; (2) requires the Company to maintain liquidity of $275 million as of the end of each fiscal month; and (3) adjusts the ratio of maximum adjusted debt to EBITDAR. The ratio of maximum adjusted debt to EBITDAR will vary by quarter as follows: (a) 5.50x in the first quarter of fiscal 2021; (b) 6.00x in the second quarter of fiscal 2021; (c) 6.25x in the third quarter of fiscal 2021; (d) 5.50x in the fourth quarter of fiscal 2021; (e) 5.00x in the first quarter of fiscal 2022; and (f) thereafter, returning to 4.75x.

For the period from June 30, 2020 to June 30, 2021, the Company is permitted to acquire stores or other businesses up to $100 million in the aggregate, as long as the Company, on a pro forma basis after taking the acquisition into account, would comply with its financial covenants and other restrictions. In addition, from June 30, 2020 to June 30, 2021, the Company may declare, make or pay any dividend or distribution up to $38.5 million in the aggregate, if the Company is in compliance with its financial covenants and other restrictions.

The Amendment will permanently amend the interest rate charged on borrowings to be based on the greater of adjusted one-month LIBOR or 0.75% over LIBOR and also added two levels of interest rate pricing applicable during the covenant relief period in the event the ratio of adjusted debt to EBITDAR is higher than 5.00x. During the covenant relief period, the minimum interest rate spread charged on borrowings will be 2.25% over LIBOR. The Company also paid the lenders certain amounts, including a consent fee equal to 0.125% of the aggregate principal amount of each consenting lender’s portion of the commitments under the Credit Agreement, to facilitate the amendment and closing of the Amendment to the Credit Agreement.

Except as amended by the Amendment, the remaining terms of the Credit Agreement remain in full force and effect. The material terms of the Credit Agreement are described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2019, which description is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

The following exhibits are furnished as part of this report:

Exhibit No.	Description

10.22a	Amendment No. 1 to Amended and Restated Credit Agreement, dated as of June 11, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONRO, INC.
(Registrant)

June 11, 2020	By:	/s/ Maureen E. Mulholland
Maureen E. Mulholland
Senior Vice President – General Counsel and Secretary